UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2013

Graymark Healthcare, Inc.

(Exact name of registrant as specified in charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

204 N. Robinson Avenue, Suite 400

Oklahoma City, Oklahoma 73102

(Address of Principal Executive Offices) (Zip Code)

(405) 601-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 29, 2013, Graymark Healthcare, Inc. (“we,” the “company,” or “Graymark”) and our wholly-owned subsidiary, TSH Acquisition, LLC (“TSH”), entered into an Amended and Restated Membership Interest Purchase Agreement (“Amended Purchase Agreement”) with Foundation Healthcare Affiliates, LLC (“Seller”) pursuant to which Graymark and TSH will acquire from Seller (the “Acquisition”) all of the outstanding membership interests of Foundation Surgery Affiliates, LLC (“FSA”) and Foundation Surgical Hospital Affiliates, LLC (“FSHA” and together with FSA, the “Companies” or “Foundation”) as well as assets of the Seller related to the businesses of the Companies. Foundation has equity interests in and manages outpatient surgery centers and surgical hospitals in seven states.

On July 22, 2013, Graymark, TSH and Seller entered into the First Amendment to the Amended Purchase Agreement (the “First Amendment” and together with the Amended Purchase Agreement, as amended, the “Purchase Agreement”).

Pursuant to the Purchase Agreement, in consideration for the Acquisition (the “Consideration”), Graymark will (i) issue to Seller at closing 114,500,000 shares of its Common Stock, (ii) issue to Seller at Closing a demand promissory note to Seller in the aggregate principal amount of $2 million, and (iii) assume certain liabilities and obligations of the Seller. On July 23, 2013, the Company made a $250,000 payment on the $2 million note to Seller.

Purchase Agreement

Pursuant to the Purchase Agreement and subject to the terms and conditions thereof, at the closing Seller will assign all of the membership interests in the Companies to TSH in exchange for the Consideration. The Purchase Agreement contains customary representations, warranties and covenants of Seller including not to engage in certain significant actions prior to closing without the prior written consent of Graymark. Seller has agreed to indemnify us for losses resulting from breaches of their representations, warranties and covenants in the Purchase Agreement. These indemnification obligations are in certain cases limited to claims that in the aggregate exceed a $50,000 “deductible” amount such that claims for indemnification may not be made until the losses equal or exceed that amount.

Simultaneously with the closing of the transactions contemplated by the Purchase Agreement, Graymark will increase the size of its Board of Directors to seven members and intends to appoint Thomas Michaud, Chief Executive Officer of Seller and Dr. Robert Moreno as directors of Graymark effective upon the closing.

The closing of the Acquisition is subject to various conditions, including the receipt of consents from third parties and regulatory clearances. These conditions include the consent of each of Graymark’s secured lender, Arvest Bank, the secured lender to the Seller and certain preferred members of subsidiaries of the Companies. The Purchase Agreement may be terminated at any time prior to closing (i) by mutual consent of Graymark and Seller; (ii) by either Graymark or Seller if the closing of the transaction has not closed by April 30, 2013; or (iii) by either party if the other party is in breach of the Purchase Agreement and the breach is not cured after notice and causes a condition to completion of the transaction to fail.

Ancillary Agreements

Graymark, Seller, Arvest Bank and Mr. Roy Oliver have also entered into a number of additional ancillary agreements at closing.

Preferred Interest Financing Transaction

On March 13, 2013, the Company’s wholly-owned subsidiary, Foundation Health Enterprises, LLC (“FHE”) initiated a private placement offering for up to $15,960,000. The offering is comprised of 152 units of Class B member interests (“FHE Unit”). Each FHE Unit is being offered at $105,000 and entitles the purchaser to one (1) Class B membership interest in FHE, valued at $100,000, and 10,000 shares of the Company’s common stock, valued at $5,000. On July 22, 2013, FHE and the Company completed the sale of 68 FHE Units for total consideration received was $7,140,000.

The FHE Units provide for a cumulative preferred annual return of 9% on the amount allocated to the Class B membership interest. The FHE Units will be redeemed by FHE in four annual installments beginning in July 2014. The first three installments shall be in the amount of $10,000 per FHE Unit and the fourth installment will be in the amount of the unreturned capital contribution and any undistributed preferred distributions. The FHE Units are convertible at the election of the holder at any time prior to the complete redemption into restricted common shares of the Company at a conversion price of $2.00 per share.

The proceeds from the FHE Units were used to fund a portion of the Tyche Transaction described below.

Tyche Transaction

On March 31, 2013, the Company and its wholly-owned subsidiary, TSH Acquisition, LLC (“TSH”) entered into an Asset Purchase Agreement (the “Tyche Agreement”) with Tyche Health Enterprises, LLC (“Tyche”) which was subsequently amended on March 31, 2013 and July 22, 2013. The Tyche Agreement provides for the purchase of the preferred membership interests that Tyche owns in certain subsidiaries of FSHA and FSA under a Membership Interest Purchase Agreement, dated July 17, 2007, between Tyche and Foundation Surgery Holdings, L.L.C. (“FSH”), Foundation Weightwise Holdings, L.L.C. (nka FSHA), Foundation Healthcare Affiliates, L.L.C. (“FHA”) as well as the right to various equity interest in the affiliates of FSH, FSA and FHA (collectively “Foundation”).

The transactions under the Tyche Agreement were closed on July 22, 2013. Under the Tyche Agreement, TSH purchased from Tyche (i) all of Tyche’s right, title and interest in the Membership Interest Purchase Agreement; (ii) all of Tyche’s right, title and interest in the preferred and common membership interest in FSH and the right to various equity interests in the affiliates of FSH; (iii) all of Tyche’s right, title and interest in the preferred and common membership interest in FSHA and the right to various equity interest in the affiliates of FSHA; and (iv) all of Tyche’s right, title and interest in any preferred or non-preferred ownership interest in any Foundation entities that have been acquired as a result of the Membership Interest Purchase Agreement.

Under the Tyche Agreement, TSH paid $11,102,372 to Tyche and Tyche related entities and TSH issued promissory notes totaling $2,339,905 to Tyche and Tyche related entities for total consideration of $13,442,277. The promissory notes bear interest at annual rate of 11.5% and mature on August 1, 2013 with all principal and interest being due at that time.

As further consideration for the Tyche Agreement, the Company issued Tyche and certain Tyche related entities warrants for the purchase of the Company’s common stock. The warrants issued included:

1.	Five year warrants for the purchase of a total of 1,937,500 shares of the Company’s common stock at a strike price of $1.00 per share;

2.	Seven and one-half year warrants for the purchase of a total of 3,516,204 shares of the Company’s common stock at a strike price of $1.35 per share; and

3.	Ten year warrants for the purchase of a total of 2,296,296 shares of the Company’s common stock at a strike price of $1.60 per share.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 22, 2013, we closed the Acquisition comprising the outpatient surgery center and surgical center business of FSA and FSHA, respectively. We intend to operate these businesses along with our existing sleep management solutions business.

FSA and FSHA comprise a nationally prominent owner and manager of ambulatory surgery centers (“ASC”(s)) and surgical hospitals with facilities located in Louisiana, Maryland, New Jersey, Ohio, Oklahoma, Pennsylvania and Texas. As of December 31, 2012 Foundation owned interests and/or managed 12 ASCs and four surgical hospitals in partnership with over 400 local physicians. Our facilities are a major national provider of surgical services with approximately 72,000 outpatient and 4,000 inpatient surgical cases performed in them in 2012. We believe that our acquisition and development strategy and operating model will enable us to continue to grow by taking advantage of highly-fragmented markets, an increasing demand for short stay surgery and a need by physicians to forge strategic alliances to meet the needs of the evolving healthcare landscape while also shaping the clinical environments in which they practice.

We typically own a minority ownership in facilities with ownership ranging from 10% to 31% in 13 facilities. However, we own over 51% in two of our larger hospitals located in San Antonio and El Paso, Texas. Our facilities collectively offer a “portfolio” of specialties ranging from relatively intensive specialties such as orthopedics and neurosurgery to low-surgery-intensive specialties such as pediatric ENT (tubes / adenoids), pain management and gastroenterology. Each of our facilities is located in freestanding buildings or medical office buildings. Our average ASC has approximately 16,000 square feet of space with four operating rooms, as well as ancillary areas for preparation, recover, reception and administration. Our surgery centers are normally open weekdays from 7:00 a.m. to approximately 5:00 p.m. or until the last patient is discharged. Our surgical hospitals have from 10 to 40 beds and average seven operating rooms, ranging in size from 40,000 to 126,000 square feet and are open 24 hours a day, 365 days a year.

All of our ASC and surgical hospital facilities are licensed at the state level as either ASCs or hospitals, participate within the Medicare program and are accredited by the Accreditation Association for Ambulatory Healthcare (AAAHC), Det Norske Veritas (DNV) or the Joint Commission. We recognize that accreditation is a crucial quality benchmark for payors since many managed care organizations will not contract with a facility until it is accredited. We believe that our historical success in obtaining and retaining accreditation for our facilities reflects its commitment to providing high quality care in its facilities.

Generally, our ASC and surgical hospital facilities are owned and operated by limited partnerships or limited liability companies in which ownership interests are also held by local physicians who are on the medical staffs of the facilities. The facilities’ partnership and limited liability company agreements typically provide for the monthly or quarterly pro rata distribution of cash equal to net profits from operations, less amounts held in reserve for expenses and working capital. Even where we own a minority of the interests in a facility, the partnership or limited liability company agreements generally grant us representation on the facility’s governing board and ensure our participation in fundamental decisions. Our influence over the businesses of our facilities is enhanced by the management agreements which we possess with such facilities.

Our ASC and surgical hospital facilities depend upon third-party reimbursement programs, including governmental and private insurance programs, to pay for the preponderance of the services rendered to patients. Our ASC and surgical hospital facilities derive approximately 25% of their revenues from governmental healthcare programs, primarily Medicare and managed Medicare programs, and the remainder from a wide mix of commercial payors and patient co-pays and deductibles. Although our ASC and surgical hospital facilities receive only a quarter of their revenues from governmental programs, private payors typically follow the method in which the government reimburses healthcare providers. Under the government’s methodology our ASC and surgical hospital facilities are reimbursed for the performance of services through the payment of facility fees which vary according to whether the facility is an ASC or a hospital and the type of procedure that is performed. ASCs are reimbursed through the payment of a composite “ASC rate” which includes payment for most of the expenses associated with the performance of a procedure such as nursing services, supplies, and staffing costs. The reimbursement rates for inpatient hospital services are determined using Medicare severity diagnosis related groups which are intended to compensate hospitals according to the estimated intensity of hospital resources necessary to furnish care for a particular diagnosed illness. Hospitals are reimbursed for outpatient procedures in a manner similar to ASCs except that the methodologies employed to calculate reimbursement generally result in hospitals being reimbursed in this setting at a higher rate for outpatient procedures than free-standing ASCs.

The reimbursement rates payable to hospitals and ASCs are subject to frequent adjustment. In addition, the reimbursement methodologies contained in the Patient Protection and Affordable Care Act (the “ACA”) are still being evaluated and are a source of uncertainty. Physicians are typically paid separately for their professional services in both ASCs and hospitals.

Our revenues from the ASC and surgical hospital facilities are derived from (i) the pro rata distributions we receive on our ownership in the facilities, and (ii) management fees that we receive from these facilities. Such management fees are generally calculated as a percentage of the monthly net revenues. We own equity interests in all of our ASC and surgical hospital facilities except the Lake Surgery Center in Baton Rouge, Louisiana which we manage. We possess management agreements with all of our ASC and surgical hospital facilities except for the Houston Orthopedic Surgical Hospital in Houston, Texas in which we own 20% of the interest.

Employees

As of December 31, 2012, FSA, FSHA and their subsidiaries employed approximately 1,330 persons, approximately 980 of whom were full-time employees and 350 of whom were part-time employees. Of these employees, approximately 90 are corporate employees, primarily based at the FSA and FSHA headquarters in Oklahoma City, Oklahoma. None of these employees are represented by a union. We believe the relationship with these employees is good.

Foundation Surgery Affiliates

Surgery Center Locations

The following table lists certain information relating to the Company’s ASCs:

Facility Location	Specialty	Date of Acquisition or Affiliation	Number of Operating Rooms	Percentage Owned by Foundation
Nacogdoches, Texas	Multi-specialty	November 2000	4	12.5%
Huntingdon Valley, Pennsylvania	Multi-specialty	December 2003	4	20.0%
Mercerville, New Jersey	Multi-specialty	December 2004	3	10.0%
Oklahoma City, Oklahoma	Multi-specialty	January 2006	5	20.0%
Middleburg Heights, Ohio	Multi-specialty	March 2006	4	10.0%
Chevy Chase, Maryland	Multi-specialty	February 2010	6	18.0%
Cumberland Valley, Maryland	Multi-specialty	February 2010	1	31.9%
Baton Rouge, Louisiana	Multi-specialty	February 2010	6	Managed Facility
Frederick, Maryland	Multi-specialty	April 2010	4	19.6%
Houston, Texas	Multi-specialty	January 2012	4	10.0%
Houston, Texas	Multi-specialty	March 2012	4	10.0%

Foundation Surgical Hospital Affiliates

Surgical Hospital Locations

The following table lists certain information relating to the Company’s surgical hospitals:

Facility Location	Specialty	Date of Acquisition or Affiliation	Number of Operating Rooms	Percentage Owned by Foundation
Houston, Texas	Multi-specialty	February 2006	10	20.0%
San Antonio, Texas	Multi-specialty	September 2007	4	51.0%
Sherman, Texas	Multi-specialty	November 2010	10	20.0%
El Paso, Texas	Multi-specialty	October 2012	4	52.6%

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Arvest Bank

On July 22, 2013, the Company’s subsidiaries, SDC Holdings, LLC and ApothecaryRx, LLC (collectively the “Borrowers”), the Company and Stanton Nelson (the “Guarantor”) entered into a Second Amended and Restated Loan Agreement (the “New Loan Agreement”) and an Amended and Restated Promissory Note (the “New Note”) with Arvest Bank. The Company, Borrowers, Guarantor and other guarantors previously entered into the Amended and Restated Loan Agreement dated effective December 17, 2010, as amended by the First Amendment to Loan Agreement dated January 1, 2012, the Second Amendment to Loan Agreement dated effective June 30, 2012, and the Third Amendment to Loan Agreement dated effective October 12, 2012 (the “Prior Agreement”). Under the Prior Agreement, the Company and Borrowers are indebted to Arvest Bank under the Amended and Restated Promissory Note, in the original principal amount of $15,000,000 dated June 30, 2010 and the Second Amended and Restated Promissory Note, in the original principal amount of $30,000,000, dated June 30, 2010 (the “Prior Notes”). Arvest Bank, the Company, the Borrowers and the Guarantor have agreed to restructure the loan evidenced by the Prior Notes and the Prior Agreement. As of July 22, 2013, the outstanding principal amount of the New Note was $10,691,261.71.

Personal Guaranty. Under the New Loan Agreement, the Guarantor unconditionally guarantees payment of Borrower’s obligations owed to Arvest Bank and Borrower’s performance under the New Loan Agreement and related documents. Guarantor’s liability is limited to $2,919,000.

Maturity Dates. The maturity date of the New Note is December 31, 2013.

Interest Rate. The outstanding principal amount of the New Note bears interest at the greater of the prime rate as reported in the “Money Rates” section of The Wall Street Journal (the “WSJ Prime Rate”) or 6% (“Floor Rate”).

Interest and Principal Payments. Provided the Borrowers are not in default, the New Note is payable in monthly payments of accrued and unpaid interest. The entire unpaid principal balance of the New Note plus all accrued and unpaid interest thereon will be due and payable on December 31, 2013.

Use of Proceeds. All proceeds of the New Note were used solely for the refinancing of the existing indebtedness owed to Arvest Bank; and other costs we incurred by Arvest Bank in connection with the preparation of the loan documents, subject to approval by Arvest Bank.

Collateral. Payment and performance of our obligations under the Arvest Credit Facility are secured by the assets of the Borrowers and the limited personal guaranty of the Guarantor. If we sell any assets which are collateral for the New Note, then subject to certain exceptions and with the consent of Arvest Bank, such sale proceeds must be used to reduce the amounts outstanding to Arvest Bank.

Default and Remedies. In addition to the general defaults of failure to perform our obligations and those of the Guarantor, default also includes collateral casualties, misrepresentation, bankruptcy, entry of a judgment of $50,000 or more, or failure of first liens on collateral. In the event a default is not cured within 10 days or in some case five days following notice of the default by Arvest Bank (and in the case of failure to perform a payment obligation for three times with notice), Arvest Bank will have the right to declare the outstanding principal and accrued and unpaid interest immediately due and payable.

Deposit Account Control Agreement. The Company has entered into a Deposit Control Agreement (“Deposit Agreement”) with Arvest Bank and Valliance Bank covering the deposit accounts that we have at Valliance Bank. The Deposit Agreement requires Valliance Bank to comply with instructions originated by Arvest Bank directing the disposition of the funds held by us at Valliance Bank without our further consent. Without Arvest Bank’s consent, we cannot close any of our deposit accounts at Valliance Bank or open any additional accounts at Valliance Bank. Arvest Bank may exercise its rights to give instructions to Valliance Bank under the Deposit Agreement only in the event of an uncured default under the Loan Agreement, as amended.

Debt Service Coverage Ratio. Based on the latest four rolling quarters, the Company has agreed to continuously maintain a “Debt Service Coverage Ratio” of not less than 1.25 to 1. Debt Service Coverage Ratio is, for any period, the ratio of:

•	the net income of Graymark Healthcare (i) increased (to the extent deducted in determining net income) by the sum, without duplication, of our interest expense, amortization, depreciation, and non-recurring expenses as approved by Arvest, and (ii) decreased (to the extent included in determining net income and without duplication) by the amount of minority interest share of net income and distributions to minority interests for taxes, if any, to

•	the annual debt service including interest expense and current maturities of indebtedness as determined in accordance with generally accepted accounting principles.

If we acquire another company or its business, the net income of the acquired company and the new debt service associated with acquiring the company may both be excluded from the Debt Service Coverage Ratio, at our option.

Positive EBITDA. Beginning on March 31, 2013, and on the last day of each quarter thereafter, the Company’s EBITDA (“earnings before interest, taxes, depreciation and amortization”) must be positive for such immediately ended quarter. “Positive EBITDA” for any period means the net income for that period: (a) plus the following for such period to the extent deducted in calculating such net income, without duplication: (i) interest expense, (ii) all income tax expense; (iii) depreciation and amortization expense; and (iv) non-cash charges constituting intangible impairment charges, equity compensation and fixed asset impairment charges; (b) but, and in all cases, excluding from the calculation of EBITDA: (i) any extraordinary items (as determined in accordance with GAAP); and (ii) onetime or non-recurring gains or losses associated with the sale or disposition of any business, asset, contract or lease.

Compliance with Financial Covenants. Arvest Bank has waived the financial covenants related to the Company’s Debt Service Coverage Ratio, Positive EBITDA and minimum net worth through December 31, 2013 which is the maturity date of the New Note.

Roy T. Oliver Note

On July 22, 2013, the Company issued a promissory note in the original principal amount of $5,648,290 in favor of Roy T. Oliver (the “Note”). The principal amount of the Note represents the amount Mr. Oliver, a Guarantor under the Prior Agreement, paid to Arvest Bank in full satisfaction of his limited guaranty. Mr. Oliver is not a guarantor of the New Note.

The Note bears interest at an annual rate of 8.0% and is unsecured and subordinated to the New Loan Agreement. In the event the Company defaults on the Note, and the event of default is not cured in a timely manner, the lender has the right to declare the outstanding principal and accrued and unpaid interest immediately due and payable. Events of default under the Note include the failure of the Company to pay the Note when due, the Company’s assignment for the benefit of creditors or admission of its inability to pay debts as they become due, the commencement of bankruptcy or similar proceedings by or against the Company. or an event of default occurs under the Loan Agreement. The Note matures on July 31, 2013 provided that, if the New Loan Agreement as in effect on such maturity date does not permit the Company to repay the Note, then the maturity date is continued until such time as the Arvest loan is refinanced or the provisions of the Loan Agreement permits repayment.

See Item 3.02 below.

Valliance Loan Agreement

On July 22, 2013, the Company’s subsidiary, FHE executed a loan agreement and a promissory note in the amount of $5,100,000 payable to Valliance Bank. The note bears interest at annual rate of 10% and FHE is required to make quarterly payments of interest beginning on October 15, 2013. FHE is required to make one principal payment of $728,571 on August 15, 2014. The note matures on July 22, 2015 at which time all outstanding principal and accrued interest is due. The proceeds of the note, net of a $100,000 loan origination fee, were used to help fund FHE’s purchase of the preferred interests of FHA and FSHA from Tyche. The loan agreement requires FHE to prepay a portion of the loan upon the completion of a sale of FSHA’s equity interest in a hospital located in Sherman, TX. The promissory note is secured by the Company’s equity interests in TSH Acquisition, LLC. Valliance Bank is controlled by Mr. Roy T. Oliver, one of our greater than 5% shareholders and affiliates. Non-controlling interests in Valliance Bank are held by Mr. Stanton Nelson, the Company’s chief executive officer and Mr. Joseph Harroz, Jr., a director of the Company. Mr. Nelson and Mr. Harroz also serve as directors of Valliance Bank.

Legacy Bank

On July 22, 2013, as a condition to Legacy Bank providing its consent to the Company’s purchase of FSA and FSHA required under its existing FSA and FSHA loan agreements, the Company, its subsidiary TSH (the “Guarantor”); and Seller, and its subsidiaries, FSA, FSHA, FSH, Foundation Surgery Management, LLC, Foundation Surgical Hospital Holdings, LLC and Foundation Surgical Hospital Management, LLC (collectively the “FHA Group”) entered into a Consent, Ratification, Acknowledgement and Amendment to Loan Documents Agreement (the “Consent”) with Legacy Bank. As part of the Consent, Guarantor entered into a Loan Guaranty Agreement (‘Guaranty”) and Collateral Pledge Agreement (“Pledge’) with Legacy Bank.

In the Consent, the FHA Group ratified and acknowledged existing Legacy loans, the loan balances, the existing loan covenants and further agreed to additional loan covenants applicable to all of these Legacy loans. In the Guaranty, the Guarantor agreed to guarantee the payment of certain of these existing Legacy loans as detailed below. In the Pledge, Guarantor granted Legacy Bank a security interest in all of its membership interests in FSA, and FSHA, as collateral on the Guaranty.

FHA Group Loans with Legacy Bank. The FHA Group Loans with Legacy Bank and the balances are set forth in Schedule 1 of the Consent and lists the following balances as of July 18, 2005:

1.	Loan dated 2/5/2010 maturing 5/20/2013** with a balance of $3,712,725.42*;

2.	Loan dated 9/7/2010 maturing 6/7/2014 with a balance of $896,000*;

3.	Loan dated 9/7/2010 maturing 9/7/2015 with a balance of $479,995.94*;

4.	Loan dated 9/7/2010 maturing 9/7/2015 with a balance of $1,925,413.75*;

5.	Loan dated 12/30/2011 maturing 12/30/2016 with a balance of $734,708.73*;

6.	Loan dated 3/21/2012 maturing 3/21/2014with a balance of $834,272.18;

7.	Loan dated 3/21/2012 maturing 3/21/2014with a balance of $833,854.20;

8.	Loan dated 8/30/2012 maturing 9/30/2013 with a balance of $804,000*;

9.	Loan dated 3/19/2013 maturing 3/18/2014 with a balance of $2,010,027*;

10.	Loan dated 9/7/2006 maturing 2/17/2016 with a balance of $292,912.18*;

11.	Loan dated 2/22/2013 maturing 3/15/2023 with a balance of $2,913,698.40; and,

12.	Loan dated 6/26/2012 maturing 6/26/2022 with a balance of $13,955,707.26.

*	Guaranteed by TSH
**	Successive short term extensions granted through July 5, 2013, and August 1, 2013, with a long term 36 month extension pending.

Additional Loan Covenants. The additional loan covenants that apply to the FHA Group Loans with Legacy Bank are set forth in Schedule 4 of the Consent and provide in pertinent part as follows:

1.	Distributions: FSA and FSHA are permitted to make distributions as follows:

a.	Distributions solely between FSA and FSHA are permitted.

b.	FSA and FSHA may make combined monthly distributions to TSH of the lesser of 80% of Graymark’s regular monthly overhead or $100,000.

c.	FSA and FSHA may make quarterly distributions to TSH in the amount of TSH’s quarterly interest payment due on its preferred debt.

d.	FSA and FSHA may make monthly distributions to TSH to pay FHA assumed debt up to $70,000 per month;

e.	Such distributions may be made as long as immediately following a distribution the following conditions exist:

i.	on a combined basis FSA and FSHA maintain the global Debt Service Coverage Ratios by the dates as follows: 1.0:1 by June 30, 2013; 1.05:1 by September 30, 2013; 1/1:1 by December 31, 2013; 1.15:1 by March 31, 2014; and 1.2:1 by June 30, 2014;

ii.	the distribution shall not exceed FSA’s and FSHA’s combined income for the previous month;

iii.	there exists no default under the Consent or any of the loan documents; and,

iv.	all distributions are included as post-net income on all quarterly financial statements.

f.	However, until such time as Loan #9952640 has been paid in full, FSA and FSHA may make combined monthly distributions to TSH of the lesser of 80% of Graymark’s regular monthly overhead or $115,000 so long as immediately following a distribution, all of the above conditions exist.

2.	Debt Service Coverage Ratio; FSA and FSHA shall maintain the following global Debt Service Ratios:1.0:1 by June 30, 2013; 1.05:1 by September 30, 2013; 1/1:1 by December 31, 2013; 1.15:1 by March 31, 2014; and 1.2:1 by June 30, 2014

3.	FSA and FSHA maintain a Minimum Tangible Net Worth (“MTNW”) for the third quarter ending September 30, 2013, of at least the 2013 second quarter MNTW ($11,127,023) plus 50% of FSA’s and FSHA’s 2013 combined third quarter net income gain.

4.	Limitation on FSA or FSHA or their respective subsidiaries from incurring, assuming, or guaranteeing any indebtedness without consent of Legacy Bank with exceptions for renewals or increases of existing loans, current liabilities for taxes and assessments incurred in the ordinary course of business, indebtedness with respect to current accounts payable incurred in the ordinary course of business, and existing indebtedness of FSA, FSHA and their subsidiaries as reflected in their financial statements as of May 31, 2013.

5.	Limitation on TSH, on becoming directly or indirectly liable for any debts of subsidiary SDC Holdings, LLC (“SDC”).

6.	TSH’s right to receive distributions from FSA and FSHA are subordinated to the loan covenants with Legacy Bank.

7.	FSA, FSHA, and TSH shall complete and deliver to Legacy Bank a Compliance Certificate each month.

Loan Guaranty Agreement. Under the Guaranty certain of the FHA Group Loans with Legacy Bank are guaranteed by TSH.

Collateral Pledge Agreement. Under the Pledge, TSH has granted Legacy Bank a security interest in all of TSH’s membership interests in FSA and FSHA.

Item 2.05 Costs Associated with Exit or Disposal Activities.

During July 2013, the Company closed four of its sleep diagnostic and therapy facilities and implemented a plan to close a fifth location. The facilities are located in Oklahoma and Georgia and are being closed because the revenue from these facilities has not met expectations and is not adequate to offset the fixed operating costs of these locations.

The Company expects to record restructuring charges in connection with the closure of these facilities with respect to the remaining lease obligations for the facilities, severance payments to affected employees and other write-downs. The remaining lease obligations and severance payments are estimated to be approximately $132,000 and $56,000, respectively, and will be recorded in the third quarter of 2013. All cash payments related to the severance costs are expected to be paid during the third quarter of 2013. The cash payments for the remaining lease obligations will continue for the life of the respective leases which extend through September 2014.

On July 17, 2013, the Company implemented a plan to sell certain sleep diagnostic and therapy facilities. The facilities identified as held for sale were selected because the revenue from these facilities have not met expectations and are not adequate to offset fixed operating costs. If a sale of these facilities cannot be achieved within an acceptable time frame, then these facilities will be closed. The time frame for achieving a sale or closing the sites range from July 31, 2013 to August 31, 2013. The facilities identified are located in Oklahoma, Texas, Nevada, Kansas, Missouri and Iowa.

As a result of identifying these sites as held for sale, the related assets, liabilities, results of operations and cash flows of the identified sites will be classified as discontinued operations in the Company’s consolidated financial statements.

Item 3.02 Unregistered Sales of Equity Securities

FHA. On July 22, 2013, in connection with the Acquisition, we issued 114,500,000 shares of common stock to Foundation Healthcare Affiliates, LLC, which represents on a post-transaction basis, approximately 70% of our outstanding common stock. We issued these shares in consideration of the acquisition of the membership interests of Foundation Surgery Affiliates, LLC and Foundation Surgical Hospital Affiliates, LLC. No underwriters were involved.

Loan Participation. On July 22, 2013, in conjunction with the New Loan Agreement with Arvest Bank, we entered into a Participation Agreement with Arvest Bank in which we purchased a $6,000,000 participation in the New Note from Arvest Bank in exchange for 13,333,333 shares of the our common stock. No underwriters were involved.

Oliver Debt Conversion. On August 31, 2012, December 31, 2012, March 1, 2013, April 1, 2013 and July 22, 2013, the Company executed promissory notes with Mr. Roy T. Oliver in the amount of $1,184,808, $351,710, $485,082, $351,470 and $5,648,290, respectively, for a total of $8,021,360 (collectively referred to as the “Oliver Notes”). The Company used the proceeds from the notes to fund its payment obligations to Arvest Bank. On July 22, 2013, the Company issued Mr. Oliver 17,970,295 shares of common stock for full satisfaction of the Oliver Notes including principal and accrued interest owed thereon of $114,263. No underwriters were involved.

Preferred Interest Financing Transaction. On July 22, 2013, in connection with the Preferred Interest Financing Transaction, the sale by our subsidiary FHE and the issuance of 68 FHE Units, we issued 680,000 shares of common stock to the purchasers of the FHE Units. In addition, the FHE Units are convertible into shares of our common stock at the option of the holder at a conversion price of $2.00 per share or currently 3,400,000 shares of our common stock. If all 152 FHE Units are issued, we would issue, in the aggregate 1,520,000 shares of restricted stock and the 152 FHE Units would be convertible for up to 7,600,000 shares of our common stock. No underwriters were involved.

Tyche Transaction. On July 22, 2013, in connection with the purchase of membership interests we issued to Tyche Health Enterprises, LLC and related entities the following warrants exercisable for our common stock: (i) five year warrants for the purchase of a total of 1,937,500 shares of our common stock at a strike price of $1.00 per share; (ii) seven and one-half year warrants for the purchase of a total of 3,516,204 shares of our common stock at a strike price of $1.35 per share; and (iii) ten year warrants for the purchase of a total of 2,296,296 shares of the Company’s common stock at a strike price of $1.60 per share. No underwriters were involved.

On July 22, 2013, after consummation of the transactions disclosed in this Current Report, the Company had outstanding 163,203,276 shares of its common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2013 and in connection with the closing of the Acquisition, Jamie Hopping and Dr. S. Edward Dakil resigned from our Board of Directors and Thomas Michaud and Dr. Robert Moreno were elected by the Board. Messrs. Michaud and Moreno have not been appointed to any committees of the Board. Mr. Michaud is the Chief Executive Officer of Seller from which we acquired the surgery center and surgical hospital businesses.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1+	Audited Consolidated Financial Statements of Foundation Surgery Affiliates, LLC

99.2+	Unaudited Condensed Consolidated Financial Statements of Foundation Surgery Affiliates, LLC

99.3+	Unaudited Pro Forma Condensed Combined Financial Information

+	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAYMARK HEALTHCARE, INC.

Date: November 13, 2013	By:	/S/ STANTON NELSON
Stanton Nelson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1+	Audited Consolidated Financial Statements of Foundation Surgery Affiliates, LLC

99.2+	Unaudited Condensed Consolidated Financial Statements of Foundation Surgery Affiliates, LLC

99.3+	Unaudited Pro Forma Condensed Combined Financial Information

+	Filed herewith.